SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (this “Agreement”), including and incorporating, by reference, the attached Summary of Terms and the definitions for the capitalized terms set forth therein, is made by and between Pandora Media, Inc., a Delaware corporation, with its principal place of business at 2100 Franklin Street, Suite 700, Oakland, CA 94612 (“Pandora” or “Company”) and Executive (collectively, the “Parties”). This Agreement is made as of the Agreement Date and shall become effective as of the Effective Date.

A.	Executive has been employed by Pandora since the Employment Start Date; and

B.	Executive will be separated from employment with Pandora effective as of the Separation Date; and

C.
The parties desire to reach an agreement as to the rights, benefits, and obligations of each party arising out of Executive’s employment and the anticipated separation from the Company, to resolve all disputes Executive may have against Pandora or the other Releasees (as defined below) – known, unknown, asserted or un-asserted.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth below, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Executive and Pandora agree as follows:
1.Change in Employment Status. Except in the event either Executive or Pandora terminates Executive’s employment sooner, Executive’s last day of employment with the Company shall be the Separation Date. To the extent that, as of the Separation Date, Executive has any remaining

Pandora Media, Inc. – Separation Agreement and Release     Michael Herring

accrued but unused PTO, Executive will receive a cashout of such PTO balance, in accordance with applicable laws.
2.Resignation from Offices and Directorships. As of the Separation Date, Executive shall resign from all officer and director positions with the Company, its subsidiaries or any affiliates of any of them (including, without limitation, Executive’s position as President of the Company). Executive agrees to execute such additional documentation as the Company or its subsidiaries or affiliates may reasonably request to effectuate such resignations.
3.Severance Payment and Benefits. If Executive timely signs, dates, returns, and does not revoke (i) this Agreement in accordance with Section 24 of this Agreement; and so long as Executive is not in breach of his obligations under this Agreement, then the Company will provide Executive the following (the “Severance Benefits”) in full satisfaction of any monetary or other obligations to which Executive could claim entitlement under Executive’s Offer Letter or the Company’s Executive Severance and Change of Control Policy (“Executive Severance Policy”):

(a)	A cash payment equal to six (6) times Executive’s monthly base salary in effect on the Separation Date, gross, paid in a lump sum by the Payment Date (“Severance Months”);

(b)
A cash payment equal to a prorated (to the Separation Date) portion of the amount that Executive would have received under Pandora Media, Inc.’s Corporate Incentive Plan for Fiscal Year Ending December 31, 2017, based on the Company’s actual performance as determined by the Compensation Committee of the Board in its discretion for the remaining executive officers of the Company following the completion of the Current Year’s annual performance period; provided that such payment will not exceed

Pandora Media, Inc. – Separation Agreement and Release     Michael Herring

Executive’s prorated annual target bonus for the Current Year; provided further that such payment will be made no later than March 15, 2018;

(c)
So long as Executive timely elects (and remains eligible for) health benefits continuation pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), payment by the Company of Executive’s applicable premiums (including spouse or family coverage if Executive had such coverage on the Separation Date) for such continuation coverage under COBRA (payable as and when such payments become due) during the period commencing on the Separation Date and ending on the earliest to occur of (a) six (6) months following the Separation Date, and (b) the date on which the Executive and Executive’s covered dependents, if any, become eligible for health insurance coverage through another employer, or becomes otherwise covered under another group health plan;

(d)
Reasonable outplacement and career continuation services by a firm to be selected by the Company for up to three (3) months following the Separation Date, if Executive elects to participate in such services; and

(e)	The following vesting schedule:

i.
Effective on the Effective Date, accelerated vesting by six (6) months of all outstanding Company stock options held by Executive as of the Separation Date; provided that, in lieu of the foregoing, stock options that do not vest monthly will be accelerated through six (6) months following the Separation Date as if such stock option had been on a monthly vesting schedule through

Pandora Media, Inc. – Separation Agreement and Release     Michael Herring

the original vesting period; provided that the parties agree that Attachment A correctly sets forth all outstanding Non-Performance RSUs held by Executive and the Non-Performance RSUs to be accelerated under this Section 3(e)(i).

ii.
Effective on the Effective Date, accelerated vesting by six (6) months of all outstanding non-performance-based equity awards, restricted stock, restricted stock units or RSUs (“Non-Performance RSUs”), held by Executive as of the Separation Date; provided that, in lieu of the foregoing, Non-Performance- RSUs that do not vest monthly will be accelerated through six (6) months following the Separation Date, as if such equity award had been on a monthly vesting schedule through the original vesting period, but only if the date reflecting the number of Severance Months above past the Separation Date is later than such equity award’s originally scheduled vesting date; provided that the parties agree that Attachment A correctly sets forth all outstanding Non-Performance RSUs held by Executive and the Non-Performance RSUs to be accelerated under this Section 3(e)(ii).

iii.
Continued eligibility for the vesting of market stock units (“MSUs”), performance-based restricted stock units (“PSUs”) (collectively “Performance Awards”) based on the achievement of the Performance Award vesting conditions on the applicable Vesting Dates (as such term is defined in the applicable Notice(s) of Performance Award Grant; provided that the parties agree that Attachment A correctly sets forth the Performance Awards

Pandora Media, Inc. – Separation Agreement and Release     Michael Herring

(MSUs and PSUs) eligible for continued vesting under this Section 3(e)(iii); and

iv.
provided, that all remaining stock options, restricted stock, restricted stock units or other equity-based awards, or performance-based restricted stock units, or portions thereof, that do not vest in accordance with this Agreement shall be forfeited and cancelled by the Company.

All payments made to Executive or on Executive’s behalf under this Agreement will be subject to payroll withholding requirements as required by law. Such payments are in lieu of any other severance payments to which Executive might claim entitlement (and which the Company would dispute) under the Offer Letter and in lieu of any payments or benefits to which Executive might otherwise claim entitlement (and which the Company would dispute) under any benefit plan, compensation plan, deferred compensation plan, incentive plan or bonus plan of the Company, including, without limitation, the Severance Policy, or under any other contractual right or agreement.
Executive further agrees and acknowledges that, as of the date he executes this Agreement, Executive has been paid all compensation due and owing through such signature date, including any then-earned wages, salary, bonuses, commissions or incentives, accrued but unused PTO, reimbursable expenses (previously submitted to the Company), and any and all other benefit payment and/or other payment or compensation of any type (except for Executive’s final paycheck, which shall include any balance of accrued but unused PTO as of the Separation Date, and as otherwise explicitly provided in this Agreement with respect to severance benefits under the Company’s Executive Severance Policy) and that no further payments or amounts are owed or will be owed.

Pandora Media, Inc. – Separation Agreement and Release     Michael Herring

4.Tax Obligations. Pandora makes no representations or warranties with respect to the tax consequences of the payments provided to Executive under the terms of this Agreement. Executive agrees and understands that Executive is responsible for payment, if any, of applicable taxes owed by Executive on the payments made by Pandora under this Agreement, or penalties assessed for failure of Executive to pay such taxes. Executive further agrees to indemnify and hold Pandora harmless from any claims, demands, deficiencies, penalties, interest, assessments, executions, judgments or recoveries by any government agency against Pandora for any amounts claimed due on account of Executive’s failure to pay, or Executive’s delayed payment of, applicable taxes owed by him.
5.General Release of Claims.
(a)As consideration for the Severance Benefits described in this Agreement, Executive hereby completely releases and forever discharges Pandora, its subsidiary, predecessor, successor, and related corporations, divisions and entities, and its and each of their current and former officers, directors, executives, agents, investors, attorneys, shareholders, founders, administrators, affiliates, benefit plans, plan administrators, insurers, divisions, successor corporations, and assigns (collectively referred to as “Releasees”) from any and all legally waivable claims, complaints, rights, duties, obligations, demands, actions, liabilities and causes of action of any kind whatsoever, whether presently known or unknown, suspected or unsuspected, which Executive may have or have ever had against Releasees, including without limitation all claims arising from or connected with Executive’s employment by Pandora and Executive’s separation from employment, whether based in common law, tort, or contract (express or implied), or on federal, state or local laws or regulations, and any and all claims for attorneys’ fees and costs. Executive has been advised that Executive’s release does not apply

Pandora Media, Inc. – Separation Agreement and Release     Michael Herring

to (i) any rights or claims that may arise after the date that Executive executed this Agreement; (ii) claims that cannot be released as a matter of law; (iii) any unemployment insurance claim; (iv) any workers’ compensation insurance benefits, to the extent any applicable state law prohibits the direct release of such benefits without judicial or agency approval; (v) continued participation in certain benefits under COBRA (and any state law counterpart), if applicable; and (vi) any benefit entitlements vested as of Executive’s last day of employment, pursuant to written terms of any applicable Executive benefit plan sponsored by the Company.
(b)Executive understands and agrees that this is a final release and that Executive is waiving (to the extent waivable in accordance with applicable laws) all rights now or in the future to pursue any remedies available under any employment related cause of action against Releasees, including without limitation claims of wrongful discharge, emotional distress, defamation, harassment, discrimination, retaliation, breach of contract or covenant of good faith and fair dealing, claims of violation of the California labor laws, claims under Title VII of the Civil Rights Act of 1964, as amended, the Equal Pay Act of 1963, the Civil Rights Act of 1866, as amended, the Americans with Disabilities Act of 1990 (“ADA”), the Age Discrimination in Employment Act of 1967 (“ADEA”), the Family and Medical Leave Act of 1993 (“FMLA”), the California Family Rights Act (“CFRA”), the California Fair Employment and Housing Act (“FEHA”), the Executive Retirement Income Security Act (“ERISA”), the National Labor Relations Act (“NLRA”), the California Constitution; the Genetic Information Nondiscrimination Act of 2008 (“GINA”), the Worker Adjustment and Retraining Notification Act (“WARN”), the Sarbanes-Oxley Act of 2002, the Fair Credit Reporting Act, the California Labor Code, the California Business & Professions Code, the California Government Code,

Pandora Media, Inc. – Separation Agreement and Release     Michael Herring

and any other laws and regulations relating to employment and that are waivable in accordance with applicable laws.
(c)Executive specifically agrees that this Agreement includes without limitation any and all claims that were raised, or that reasonably could have been raised, under the applicable Wage Order, Labor Code sections 201, 202, 203, 212, 226, 226.3, 226.7, 432.7, 510, 512, 515, 558, 1194, and 1198, as well as claims under the Business & Professions Code sections 17200, et seq. and Labor Code sections 2698, et seq. based on alleged violations of Labor Code provisions.  Executive further covenants that Executive will not seek to initiate any proceedings seeking penalties under Labor Code sections 2699, et seq. based upon the Labor Code provisions specified above.
(d)Executive further acknowledges and agrees that Executive has received all leave to which Executive requested and was entitled, if any, under all federal, state, and local laws and regulations related to leave from employment, including, but not limited to, the FMLA, the CFRA, and California worker’s compensation and paid family leave laws.
6.Release of Unknown Claims. For the purpose of implementing a full and complete release, Executive expressly acknowledges that the releases given in this Agreement are intended to include, without limitation, claims that Executive did not know or suspect to exist in Executive’s favor at the time of the date of Executive’s execution of this Agreement, regardless of whether the knowledge of such claims, or the facts upon with they might be based, would have materially affected the settlement of this matter; and that the Separation Pay provided under this Agreement is also for the release of those claims and contemplates the extinguishment of any such unknown claims, despite the fact that California Civil Code section 1542 may provide otherwise. Executive hereby expressly waives any

Pandora Media, Inc. – Separation Agreement and Release     Michael Herring

right or benefit available to Executive in any capacity under the provisions of California Civil Code Section 1542, which provides as follows:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER, MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.
7.No Pending Lawsuits.    Executive represents that Executive has no lawsuits, administrative charges, claims or actions pending in Executive’s name, or on behalf of any other person or entity, against Pandora or any of the other Releasees. Executive agrees that, consistent with applicable laws, and subject to the Permitted Disclosures and Actions provision set forth below, Executive will not knowingly encourage, counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, grievances, claims, charges or complaints by any third party against any of the Releasees, unless under a subpoena or other court order to do so, or as otherwise required by applicable law or regulation, and to notify Pandora within three (3) business days of receipt of any such subpoena or court order.
8.Covenant Not to Sue.    Executive warrants and represents that Executive has not filed and has not assigned any claims or causes of action covered by this release. Subject to Section 5 above, and subject to the Permitted Disclosures and Actions provision set forth below, Executive agrees that at no time in the future will Executive file or maintain any charge, claim or action of any kind, nature or character against Releasees, or cause or knowingly permit, on the Executive’s behalf, any such charge, claim or action to be filed or maintained, in any federal, state or municipal court, administrative agency or other tribunal, arising out of any of the matters released by this Agreement.

Pandora Media, Inc. – Separation Agreement and Release     Michael Herring

9.Nondisclosure of Agreement. Executive will maintain the fact and terms of this Agreement and any payments made by Pandora in strict confidence and will not disclose the same to any other person or entity (except the Court in any proceedings to enforce the terms of this Agreement, Executive’s legal counsel, spouse or domestic partner, accountant, and any professional tax advisor to the extent that they need to know the information contained in this Agreement to provide tax-related advice, as otherwise required by applicable laws, or consistent with the Permitted Disclosures and Actions provision set forth below) without the prior written consent of Pandora.
10.Non-Disparagement. Subject to the Permitted Disclosures and Actions provision set forth below, Executive agrees not to make statements or representations to any other person, entity or firm about Pandora, including its affiliated and related companies and subsidiaries, or its directors, officers, agents, Executives, and representatives, which are offensive or derogatory, or which are likely to adversely affect Pandora’s name or reputation or the name or reputation of any director, officer, agent or Executive of Pandora. The foregoing sentence is not intended to restrict Executive’s good faith expressions of opinion or competitive comparisons involving Pandora, including its affiliated and related companies and subsidiaries. Nothing in this Agreement is intended to unlawfully impair or interfere with Executive’s rights under Section 7 of the National Labor Relations Act or to respond to subpoenas to testify or provide information.
11.Return of Property and Confidentiality Obligations.     Executive represents that, as of the Separation Date, Executive will return to Pandora, and will not directly or indirectly possess or maintain control over, any records, documents, specifications, or any confidential material or any equipment or other property of Pandora. Executive further represents that Executive has complied with and will

Pandora Media, Inc. – Separation Agreement and Release     Michael Herring

continue to comply with the terms of any Confidential Information, Invention Assignment, and Arbitration Agreement (“CIIAAA”), signed by Executive, and will preserve as confidential all confidential information pertaining to the business of Pandora and its customers, licensees and affiliates. Executive acknowledges and agrees that the CIIAAA will continue in full force and effect following Executive’s separation from the employ of Pandora. Executive agrees and acknowledges that – as a condition of receiving any benefits or payments from Pandora that Executive is entitled to solely by reason of this Agreement – Executive must sign and return to Pandora all acknowledgment forms provided to Executive by Pandora upon separation from employment, including but not limited to Notice to Executive of Change in Relationship, Separation Packet cover page, and Termination Certification. Executive is hereby notified in accordance with the Defend Trade Secrets Act of 2016 that Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (i) is made (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
12.Expense Reimbursement. Executive represents and agrees that, if Executive has any outstanding job-related expenses, Executive will submit them for reimbursement, consistent with Company policy, by the Separation Date. Executive understands that it is Executive’s obligation to provide Pandora with adequate documentation of that expense. Pandora will reimburse Executive the amounts it is required to reimburse after receiving documentation and consistent with Company policy, without regard to this Agreement.

Pandora Media, Inc. – Separation Agreement and Release     Michael Herring

13.Cooperation with Pandora. Subject to the Permitted Disclosures and Actions provision set forth below, Executive agrees that Executive will cooperate with Pandora, its agents, and its attorneys with respect to any matters in which Executive was involved during Executive’s employment with Pandora or about which Executive has information, will provide upon request from Pandora all such information or information about any such matter, will make every reasonable effort to be available to assist with any litigation or potential litigation relating to Executive’s actions as a Pandora Executive, and will testify truthfully in any legal proceeding related to Executive’s employment with Pandora. Pandora will reimburse Executive for all expenses incurred in connection with any reasonable requests for cooperation or assistance by Pandora and shall reimburse Executive at a reasonable hourly rate for any non de-minimis time expended after the Separation Date.
14.No Lien or Assignment By Executive. Executive warrants and represents that there are no liens or claims of lien in law or equity or otherwise of or against any of the claims or causes of action released herein. Executive acknowledges and agrees that this Agreement, and any of the rights hereunder, may not be assigned or otherwise transferred, in whole or in part by Executive.
15.Arbitration.
(a)Any and all controversies arising out of or relating to the validity, interpretation, enforceability, or performance of this Agreement will be solely and finally settled by means of binding arbitration in the State of California. Any arbitration will be administered by Judicial Arbitration & Mediation Services, Inc. (“JAMS”), pursuant to its Employment Arbitration Rules & Procedures (the “JAMS Rules”), which may be found at http://www.jamsadr.com/rules-employment-arbitration/ or

Pandora Media, Inc. – Separation Agreement and Release     Michael Herring

obtained upon request made to the Company's Legal Department at 2100 Franklin Street, Suite 700, Oakland, CA 94612.
(b)Any arbitration under this Agreement shall be conducted in the county of the State in which the Executive last worked for the Company. The arbitrator shall be selected by mutual agreement of Executive and the Company. Unless the Company and Executive mutually agree otherwise, the arbitrator shall be an attorney licensed to practice in the location where the arbitration proceeding will be conducted or a retired federal or state judicial officer who presided in the jurisdiction where the arbitration will be conducted.
(c)The party bringing the claim must demand arbitration in writing and deliver the written demand by hand or first class mail to the other party within the applicable statute of limitations period. Any demand for arbitration made to the Company shall be provided to the Company's Legal Department at 2100 Franklin Street, Suite 700, Oakland, CA 94612. The arbitrator shall resolve all disputes regarding the timeliness or propriety of the demand for arbitration. In arbitration, the parties will have the right to conduct adequate civil discovery, bring dispositive motions, and present witnesses and evidence, as needed to present their cases and defenses, and any disputes in this regard shall be resolved by the arbitrator. Each party will pay the fees for his, her, or its own attorneys, subject to any remedies to which that party may later be entitled under applicable law. The arbitrator’s fees and costs shall be paid for by Pandora. The prevailing party shall be entitled to judicial relief from a court of competent jurisdiction to enforce the arbitration award. THE PARTIES HEREBY AGREE TO WAIVE THEIR RIGHTS TO HAVE ANY DISPUTE UNDER THIS AGREEMENT RESOLVED BY A JUDGE OR JURY TRIAL.

Pandora Media, Inc. – Separation Agreement and Release     Michael Herring

16.No Admission. The execution of this Agreement and the performance of its terms shall in no way be construed as an admission of wrongdoing or liability by either Executive or Pandora. Both parties expressly disclaim any liability for claims by the other.
17.Permitted Disclosures and Actions. This Agreement does not prohibit or restrict Executive, the Company, or the other Releasees from lawfully: (i) initiating communications directly with, cooperating with, providing relevant information (including but not limited to information regarding the existence of or facts and circumstances underlying this Agreement), or otherwise assisting in an investigation by (A) the Securities and Exchange Commission (SEC), Department of Justice, any agency Inspector General, or any other governmental, regulatory, or legislative body regarding a possible violation of any federal law relating to fraud or any SEC rule or regulation; or (B) the Equal Employment Opportunity Commission (EEOC) or any other governmental authority with responsibility for the administration of fair employment practices laws regarding a possible violation of such laws;
(ii) responding to any inquiry from any such governmental, regulatory, or legislative body or official or governmental authority, including an inquiry about the existence of this Agreement or its underlying facts or circumstances; or (iii) participating, cooperating, testifying, or otherwise assisting in any governmental action, investigation, or proceeding relating to a possible violation of any such law, rule or regulation. Further, nothing in this Agreement shall prohibit or restrict Executive from initiating communications directly with, or responding to any inquiry from, or providing testimony before, the SEC or any other federal or state regulatory authority regarding this Agreement or its underlying facts or circumstances, or regarding any potentially fraudulent or suspicious activities.

Pandora Media, Inc. – Separation Agreement and Release     Michael Herring

18.Voluntary Execution. Executive acknowledges and agrees that Executive executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of Pandora or any third party, with the full intent of releasing all of Executive’s claims against Pandora and any of the other Releasees. By this writing, Pandora has advised Executive to consult with an attorney prior to executing this Agreement. Executive represents that Executive has had an opportunity to consult with an attorney, if the Executive wishes, and has carefully read and understands the scope and effect of the provisions set forth in this Agreement.
19.Entire Agreement. Executive acknowledges that this Agreement is a full and accurate embodiment of the understanding between Executive and the Company, and that it supersedes any prior agreements or understandings made by the Parties, except the CIIAAA, which shall remain in full force and effect subsequent to the execution of this Agreement. This Agreement may only be amended in a writing signed by Executive and an authorized representative of Pandora.
20.Governing Law and Venue. This Agreement will be construed and enforced in accordance with the laws of the State of California, without regard to choice-of-law provisions. Except as provided for in this Agreement, Executive hereby consents to personal and exclusive jurisdiction and venue in the State of California, County of Alameda.
21.Counterparts. This Agreement may be executed in counterparts and by facsimile, and each counterpart and facsimile shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned. This Agreement shall be binding upon and shall inure to the benefit of the parties and their heirs, administrators, representatives, executors, successors and assigns.

Pandora Media, Inc. – Separation Agreement and Release     Michael Herring

22.Section 409A.
(a)This Agreement is intended to comply with short term deferral and separation pay plan exceptions to section 409A of the Internal Revenue Code of 1986, as amended and its corresponding regulations (“Section 409A”). For purposes of Section 409A, all payments to be made upon separation from employment under this Agreement may only be made upon a “separation from service” (within the meaning of such term under Section 409A), each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments. In no event will Executive, directly or indirectly, designate the calendar year of payment of any severance benefits. All reimbursements and in-kind benefits provided under this Agreement will be made or provided in accordance with the requirements of Section 409A.
(b)Notwithstanding any provision in this Agreement to the contrary, if at the time of Executive’s “separation from service” with Pandora, Pandora has securities which are publicly-traded on an established securities market and Executive is a “specified Executive” (as defined in Section 409A) and it is necessary to postpone the commencement of any severance payments otherwise payable pursuant to this Agreement as a result of such separation from service to prevent any accelerated or additional tax under Section 409A, then Pandora will postpone the commencement of the payment of any such payments hereunder that are not otherwise exempt from Section 409A, until the first payroll date that occurs after the date that is six (6) months following Executive’s separation from service with Pandora.

Pandora Media, Inc. – Separation Agreement and Release     Michael Herring

23.Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be void or unenforceable for any reason, the remaining provisions of this Agreement shall continue with full force and effect without said provision so long as the remaining provisions remain intelligible and continue to reflect the original intent of the Parties.
24.Age Discrimination in Employment Act. Executive acknowledges, agrees and understands that:
(a)    under the general release detailed above, Executive is waiving and releasing, among other claims, any rights and claims that may exist under the Age Discrimination in Employment Act (“ADEA”);
(b)    the waiver and release of claims set forth in the release above does not apply to any rights or claims that may arise under the ADEA after the date of execution of this Agreement;
(c)    the payments and other consideration that are being provided to Executive are of significant value and are in addition to what Executive otherwise would be entitled;
(d)    Executive is being advised to consult an attorney before signing this Agreement. Executive acknowledges that Executive has been given the opportunity to consult with counsel of Executive’s choice before signing this Agreement, and that Executive fully understands the contents and legal effect of this Agreement;
(e)    Executive further acknowledges that Executive has been given the right to consider this Agreement for up to twenty-one (21) days before signing it, though Executive may sign earlier, and if Executive fails to sign and return this Agreement by the Deadline for Executive’s Signature date set forth in the Summary of Terms, Company’s offer and this Agreement will expire on its own terms;

Pandora Media, Inc. – Separation Agreement and Release     Michael Herring

(f)    Executive may revoke acceptance of this Agreement by providing written notice to Pandora within seven (7) days from the date Executive signs this Agreement, and any notice of revocation of this Agreement must be in writing and transmitted by hand or certified mail to Pandora Media, Inc., 2100 Franklin Street, Suite 700, Oakland, CA 94612, Attn: General Counsel; and
(g)    because of Executive’s right to revoke this Agreement, this Agreement shall not become final and binding on both Parties until the eighth (8th) day after the return of an executed copy of this Agreement by Executive to Company (the Effective Date) and Executive will not be entitled to any of the payments or benefits set forth in this Agreement until the Payment Date, as set forth in the Summary of Terms.
SIGNATURE PAGE FOLLOWS

Pandora Media, Inc. – Separation Agreement and Release     Michael Herring

PANDORA MEDIA, INC.                MICHAEL HERRING

By: /s/ Kristen Robinson             By: /s/ Michael Herring

Name:     Kristen Robinson             Date:     Aug 15, 2017

Title: Chief Human Resources Officer

Date:     Aug 15, 2017

*NOT TO BE SIGNED UNTIL ON/AFTER THE SEPARATION DATE*

Pandora Media, Inc. – Separation Agreement and Release     Michael Herring